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                                                                    Exhibit 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We consent to the use in this Amendment No. 3 to Registration Statement No. 333-114027 of Cohen & Steers, Inc. of our report dated May 11, 2004 (June 10, 2004 as to Note 4) on the consolidated financial statements of Cohen & Steers Capital Management, Inc. and subsidiaries, and to the use of our report dated March 17, 2004 (June 16, 2004 as to the effects of the stock split described
Note 19) on the statement of financial condition of Cohen & Steers, Inc., appearing in the Prospectus, which is part of such Registration Statement.

We also consent to the reference to us under the headings "Summary Consolidated Financial and Other Data," "Selected Consolidated Financial Data" and "Experts" in such Prospectus.

/s/ Deloitte & Touche LLP

New York, NY
July 28, 2004